Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-190509-01 on Form F-3 of our report dated 7 March 2014, relating to the consolidated financial statements of Abbey National Treasury Services plc appearing in this Annual Report on Form 20-F of Abbey National Treasury Services plc for the year ended 31 December 2013, and to the reference to us under the heading “Selected Financial Data” in such Annual Report on Form 20-F.

DELOITTE LLP

London, UK

7 March 2014